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                                                                    Exhibit 99.1

Arrow Electronics Announces Equity Offering


MELVILLE, NEW YORK, February 17, 2004 -- Arrow Electronics, Inc. (NYSE:ARW) today announced that it plans to issue 12 million shares of common stock in an underwritten public offering, with up to an additional 1.8 million shares of common stock subject to a customary over-allotment option exercisable by the underwriters. Joint book runners of the offering are Morgan Stanley & Co. and Credit Suisse First Boston. Goldman, Sachs & Co. is acting as joint lead manager. A copy of the preliminary prospectus supplement and prospectus may be obtained from Morgan Stanley, 1585 Broadway, New York, New York 10036,
Attention: Prospectus Department or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629, telephone number 212-325-2580.

The shares will be issued pursuant to a shelf registration statement that was previously filed with the Securities and Exchange Commission and declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares. The preliminary prospectus supplement or prospectus shall not constitute an offer to sell or the solicitation of an offer to buy the shares nor shall there be any sale of these shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Arrow Electronics is one of the world's largest providers of products, services and solutions to the electronic components and computer products industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers and value-added resellers through 200 sales facilities and 18 distribution centers in 41 countries and territories.

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Contact: Eileen M. O'Connor
         Vice President, Investor Relations
         631-847-5740